EXHIBIT 10.15

First Modification Agreement

August 13, 2009

Lifeway Foods, Inc.
Fresh Made, Inc.
Helios Nutrition Limited
Pride of Main Street Dairy, LLC
StarFruit, LLC
c/o 6431 W. Oakton Street
Morton Grove, Illinois 60053
Attention: Edward Smolyansky

Re: Modification of that certain LOAN AND SECURITY AGREEMENT dated as of February 6, 2009 (the "Agreement"), by and between LIFEWAY FOODS, INC., an Illinois corporation ("Lifeway"), FRESH MADE, INC., a Pennsylvania corporation ("FMI"), LFI ENTERPRISES, INC., an Illinois corporation now dissolved ("LFI"), HELIOS NUTRITION LIMITED, a Minnesota corporation ("Helios"), PRIDE OF MAIN STREET DAIRY, LLC, a Minnesota limited liability company ("Pride") and STARFRUIT, LLC, an Illinois limited liability company ("Starfruit"), and THE PRIVATEBANK AND TRUST COMPANY (the "Bank"). Lifeway, FMI, Helios, Pride and Starfruit are hereinafter sometimes individually referred to as a "Borrower" and collectively as the "Borrowers." Capitalized terms used herein which are not defined shall have the meanings ascribed to them in the Agreement.

Dear Mr. Smolyansky:

The Borrowers have requested that the Bank waive the Borrowers' compliance with Section 10.1 of the Agreement for certain measurement periods and amend Section 10.1 of the Agreement as hereinafter provided. The Bank has agreed to such waivers and amendments subject to the following:

1.   Except as expressly provided in this First Modification Agreement, all terms and conditions of the Agreement and Loan Documents shall remain in full force and effect, without modification or limitation, and are hereby ratified and confirmed in all respects.

2.   All representations, warranties and covenants contained in the Agreement and Loan Documents are hereby reconfirmed as of the date hereof (other than those representations and warranties related to LFI which has previously been liquidated and dissolved).

3.   From and after the date hereof, Section 10.1 of the Agreement is hereby amended and restated in its entirety as follows:

10.1 Tangible Net Worth  As of the end of each of its fiscal quarters (commencing the fiscal quarter ending June 30, 2009), the Borrowers and their Subsidiaries shall maintain consolidated Tangible Net Worth in an amount not less than Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000.00), plus thirty percent (30.00%) of the aggregate consolidated fiscal year to date Net Income earned by the Borrowers and their Subsidiaries during all previous fiscal years (commencing with the fiscal year ending on December 31, 2009), provided, however, that net losses incurred in any fiscal year of the Borrowers or its Subsidiaries shall not be subtracted in the determination of the Tangible Net Worth requirement

August 13, 2009

4.   The Bank waives Borrowers' compliance with Section 10.1 [Tangible Net Worth] of the Agreement in respect of Borrower's fiscal quarter ended March 31, 2009 (collectively, the "Subject Defaults"). From and after the date of this First Modification Agreement, Bank hereby waives its right to pursue its remedies on account of the Subject Defaults. Such waivers (a) shall not be deemed to extend to any other Event of Default which has arisen or may hereafter arise, whether or not known to the Bank or any Borrower on the date hereof, (b) shall not be deemed to effect any amendment of the Agreement or any of the other Loan Documents, all of which shall remain in full force and effect in accordance with their respective terms except as expressly amended hereby and (c) shall not be deemed to establish a custom or course of dealing between Borrowers and Bank.

5.   This First Modification Agreement shall not constitute a consent to any other inaction or action by the Borrowers (including, but not limited to, any default, whether known or undiscovered under the Agreement or Loan Documents) nor shall it operate as a waiver of any other right, power, or remedy of the Bank under, or of any provision contained in, the Agreement or any Loan Document or under applicable law (all of which rights and remedies are hereby expressly reserved by the Bank), except as specifically provided herein. Without limiting the Bank's rights upon the occurrence of any default under the Agreement or Loan Documents, in the event any Borrower fails to comply with any requirement of this First Modification Agreement, such failure shall constitute a default under the Agreement entitling the Bank to pursue all remedies available to it under the Agreement and/or Loan Documents. Nothing in this First Modification Agreement, any other correspondence, any oral communications between the Bank and any Borrower or the making of any advances to any Borrower under the Agreement or Loan Documents shall be construed to be or is a waiver, modification or release of any other default, whether now existing or hereafter arising, or any of the Bank's rights and remedies under the Agreement or Loan Documents or any other documents or agreements applicable to the loans evidenced thereby.

6.   The Borrowers, jointly and severally, represent and warrant that the execution, delivery and performance of this First Modification Agreement are within the authority of Borrowers and have been duly authorized by all necessary action.

7.   This First Modification Agreement shall only become effective upon execution by the Borrowers and the Bank.

8.   Wherever possible, each provision of this First Modification Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If, however, any provision of this First Modification Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this First Modification Agreement, unless the ineffectiveness of such provision materially and adversely alters the benefits accruing to either party hereunder.

9.   This First Modification Agreement may be executed in counterparts, each of which, when taken together, shall constitute one and the same instrument. Receipt of an executed signature page to this letter by facsimile or other electronic transmission shall constitute effective delivery thereof.

August 13, 2009

Please sign and date this letter in the space provided below indicating your acceptance of the terms of this First Modification Agreement.

Sincerely, THE PRIVATEBANK AND TRUST COMPANY By: /s/ Thomas G. Estey Name: Thomas G. Estey Title: Managing Director

BORROWERS:

ACKNOWLEDGED AND AGREED:  August 13, 2009

LIFEWAY FOODS, INC.

By: /s/ Julie Smolyanksy
Title:  CEO

FRESH MADE, INC.

By: /s/ Edward Smolyanksy
Title:  President CEO

HELIOS NUTRITION LIMITED
By: /s/ Julie Smolyanksy
Title:  CEO

PRIDE OF MAIN STREET DAIRY, LLC
By: /s/ Julie Smolyanksy
Title:  CEO

STARFRUIT, LLC
By: /s/ Julie Smolyanksy
Title:  CEO